Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

June 3, 2016

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

United States

GE Capital International Holdings Limited

The Ark

201 Talgarth Road

London W6 8BJ

United Kingdom

GE Capital International Funding Company Unlimited Company

3220 Aviation House

Westpark, Shannon

County Clare

Ireland

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (“GE”), GE Capital International Holdings Limited, a wholly-owned subsidiary of GE (“GECIHL”) and GE Capital International Funding Company Unlimited Company, formerly GE Capital International Funding Company, a wholly-owned subsidiary of GE (“GECIF,” and together with GE and GECIHL, the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Companies’ Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) $6,106,952,000 aggregate principal amount of 2.342% Senior Notes due 2020 (the “2020 New Notes”), (ii) $1,979,425,000 aggregate principal amount of 3.373% Senior Notes due 2025 (the “2025 New Notes”) and (iii) $11,464,668,000 aggregate principal amount of 4.418% Senior Notes due 2035 (the “2035 New Notes,” and together with the 2020 New Notes and 2025 New Notes, the “New Notes”) of GECIF. The Old Notes (as defined below) were, and the New Notes will be, issued pursuant to the indenture, dated as of October 26, 2015 (as subsequently amended or supplemented by the first supplemental indenture, dated as of December 2 ,2015 and the second supplemental indenture, dated as of December 3, 2015, the “Indenture”), among GECIF, as issuer, GE and GECIHL, as guarantors (together, the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). The New Notes will be offered (the “Exchange Offers”) in exchange for a like principal amount

General Electric Company

June 3, 2016

of GECIF’s outstanding (i) 2.342% Senior Notes due 2020 (the “2020 Old Notes”), (ii) 3.373% Senior Notes due 2025 (the “2025 Old Notes”) and (iii) 4.418% Senior Notes due 2035 (the “2035 Old Notes,” and together with the 2020 Old Notes and 2025 Old Notes, the “Old Notes”) pursuant to the registration rights agreement, dated as of October 26, 2015 (as subsequently amended or supplemented by the counterpart, dated as of December 3, 2015, the “Registration Rights Agreement”) among GECIF, the Guarantors and J.P. Morgan Securities LLC, J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, Citigroup Global Markets Inc., Citigroup Global Markets Limited, Barclays Bank PLS, Deutsche Bank Securities Inc., Blaylock Beal Van, LLC, CastleOak Securities, L.P., Lebenthal & Co., LLC, Loop Capital Markets LLC, Samuel A. Ramirez & Company, Inc., Mischleer Financial Group, Inc., The Williams Capital Group, L.P. and Academy Securities Inc., as the initial purchasers. The Registration Rights Agreement was executed in connection with private placements of the Old Notes. GECIF’s obligations under the New Notes will be fully and unconditionally guaranteed by the Guarantors (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the prospectus which forms a part thereof, (ii) the Indenture, (iii) the forms of New Notes, (iv) the Registration Rights Agreement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies. In addition, we have assumed that the New Notes will be executed and delivered substantially in the form examined by us.

We have also assumed for purposes of this opinion that: (i) each of GECIF, GECIHL and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under the New Notes, the Indenture and the Guarantee of GECIHL, as applicable, (ii) the execution, delivery and performance by GECIF, GECIHL and the Trustee of the New Notes and the Indenture, including the Guarantee of GECIHL, as applicable, has been duly authorized by all necessary action on the part of each such entity and (iii) the Indenture, including the Guarantee of GECIHL, has been duly and validly executed and delivered by each of GECIF, GECIHL and the Trustee under the laws of the jurisdiction in which it is organized.

General Electric Company

June 3, 2016

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. When the Registration Statement has become effective and the New Notes have been duly executed by GECIF, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and the Exchange Offers, the New Notes will be validly issued and will constitute the legal, valid and binding obligations of GECIF, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors rights, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. When the Registration Statement has become effective and the New Notes have been duly executed by GECIF, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and the Exchange Offers, the Guarantees will be validly issued and will constitute the legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors rights, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the States of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP